Exhibit 99.1

2 April 2024

Flutter Entertainment plc (the “Company”)

Total Voting Rights

In accordance with DTR 5.6.1 of the UK Financial Conduct Authority’s Disclosure Guidance and Transparency Rules (DTR), the Company confirms that the total number of ordinary shares in issue as at 31 March 2024 was 177,445,195 with a nominal value of €0.09 each, with each share carrying the right to one vote.

The figure which may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in the Company under the UK Financial Conduct Authority’s Disclosure Guidance and Transparency Rules, therefore is 177,445,195.

Fiona Gildea

Deputy Company Secretary

Flutter Entertainment plc